EXHIBIT 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

October 29, 2013

Dice Holdings, Inc.
1040 Avenue of the Americas, 16th Floor
New York, New York 10018

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Dice Holdings, Inc., a Delaware Corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of the Company, filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of the following securities of the Company (together, the “Securities”):

1.	shares of preferred stock of the Company, par value $0.01 per share (the “Company Preferred Stock”);

2.	shares of common stock (including shares issued upon conversion or exchange of the Company Preferred Stock) of the Company, par value $0.01 per share (the “Company Common Stock”); and

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3.
5,440,855 shares of common stock of the Company, par value $0.01 per share, that may be offered by certain stockholders of the Company named in the Registration Statement (the “Selling Stockholder Common Stock”).

The Securities are being registered for offering and sale from time to time as provided by Rule 415 under the Act.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement.
In addition, we have examined (i) such corporate records of the Company as we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, and copies of resolutions of the board of directors of the Company and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied upon the factual matters contained in the representations and warranties of the Company made in the documents reviewed by us and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of

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all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

With respect to the Securities of a particular series or issuance, other than the Selling Stockholder Common Stock, we have assumed that (i) the issuance, sale, number or amount, as the case may be, and terms of the Securities to be offered from time to time will be duly authorized and established, in accordance with the organizational documents of the Company and the laws of its jurisdiction of incorporation, (ii) prior to the issuance of a series of Company Preferred Stock, an appropriate certificate of designation or board resolution relating to such series of Company Preferred Stock will have been duly authorized by the Company and filed with the Secretary of State of Delaware, (iii) the Securities will be duly authorized, executed, issued and delivered by the Company against payment by the purchaser at the agreed upon consideration and (iv) the Securities will be issued and delivered as contemplated by the Registration Statement and the applicable prospectus supplement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

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1.           Upon due authorization by the Company of the issuance and sale of shares of a series of Company Preferred Stock, such shares of Company Preferred Stock will be validly issued, fully paid and non-assessable.

2.           Upon due authorization by the Company of the issuance and sale of shares of Company Common Stock, and, if applicable, upon exercise, exchange or conversion of any Company Preferred Stock in accordance with its terms, such shares of Company Common Stock will be validly issued, fully paid and non-assessable.

3.           The shares of Selling Stockholder Common Stock have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP